                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. Five)*


                              BANCWEST CORPORATION
                    -----------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                   -------------------------------------------
                         (Title of Class of Securities)

                                    059790105
                    -----------------------------------------
                                 (Cusip Number)

                                December 31, 2001
                   -------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[X]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities; and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 pages


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CUSIP NO. 059790105                 13G                        Page 2 of 9 Pages


(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

               Estate of Samuel Mills Damon, Deceased
        -------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  {  }
                                                             (b)  {  }
        --------------------------------------------------------------

(3)     SEC USE ONLY
        --------------------------------------------------------------

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
        --------------------------------------------------------------

                      (5)    SOLE VOTING POWER
  NUMBER OF                  0
   SHARES      -------------------------------------------------------
BENEFICIALLY          (6)    SHARED VOTING POWER
  OWNED BY                   0
    EACH       -------------------------------------------------------
  REPORTING           (7)    SOLE DISPOSITIVE POWER
   PERSON                    0
    WITH       -------------------------------------------------------
                      (8)    SHARED DISPOSITIVE POWER
                             0
        --------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
        --------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES [ ].
        -------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED IN AMOUNT IN ROW 9
        0
        -------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        00
        -------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO. 059790105                 13G                        Page 3 of 9 Pages


(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

               David M. Haig
        -------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  {  }
                                                             (b)  {  }
        --------------------------------------------------------------

(3)     SEC USE ONLY
        --------------------------------------------------------------

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
        --------------------------------------------------------------

                      (5)    SOLE VOTING POWER
  NUMBER OF                  0
   SHARES      -------------------------------------------------------
BENEFICIALLY          (6)    SHARED VOTING POWER
  OWNED BY                   0
    EACH       -------------------------------------------------------
  REPORTING           (7)    SOLE DISPOSITIVE POWER
   PERSON                    0
    WITH       -------------------------------------------------------
                      (8)    SHARED DISPOSITIVE POWER
                             0
        --------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
        --------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES [ ].
        -------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED IN AMOUNT IN ROW 9
        0
        -------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
        -------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO. 059790105                 13G                        Page 4 of 9 Pages

(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

               Fred C. Weyand
        -------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  {  }
                                                             (b)  {  }
        --------------------------------------------------------------

(3)     SEC USE ONLY
        --------------------------------------------------------------

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
        --------------------------------------------------------------

                      (5)    SOLE VOTING POWER
  NUMBER OF                  0
   SHARES      -------------------------------------------------------
BENEFICIALLY          (6)    SHARED VOTING POWER
  OWNED BY                   0
    EACH       -------------------------------------------------------
  REPORTING           (7)    SOLE DISPOSITIVE POWER
   PERSON                    0
    WITH       -------------------------------------------------------
                      (8)    SHARED DISPOSITIVE POWER
                             0
        --------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
        --------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES [  ].
        -------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED IN AMOUNT IN ROW 9
        0
        -------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
        -------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO. 059790105                 13G                        Page 5 of 9 Pages

(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

               Paul Mullin Ganley
        -------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  {  }
                                                             (b)  {  }
        --------------------------------------------------------------

(3)     SEC USE ONLY
        --------------------------------------------------------------

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
        --------------------------------------------------------------

                      (5)    SOLE VOTING POWER
  NUMBER OF                  0
   SHARES      --------------------------------------------------------------
BENEFICIALLY          (6)    SHARED VOTING POWER
  OWNED BY                   0
    EACH       --------------------------------------------------------------
  REPORTING           (7)    SOLE DISPOSITIVE POWER
   PERSON                    0
    WITH       --------------------------------------------------------------
                      (8)    SHARED DISPOSITIVE POWER
                             0
        --------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
        --------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES [ ].
        -------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED IN AMOUNT IN ROW 9
        0
        -------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
        -------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO. 059790105                 13G                        Page 6 of 9 Pages


(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

               Walter A. Dods, Jr.
        -------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  {  }
                                                             (b)  {  }
        --------------------------------------------------------------

(3)     SEC USE ONLY
        --------------------------------------------------------------

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
        --------------------------------------------------------------

                      (5)    SOLE VOTING POWER
  NUMBER OF                  0
   SHARES      -------------------------------------------------------
BENEFICIALLY          (6)    SHARED VOTING POWER
  OWNED BY                   0
    EACH       -------------------------------------------------------
  REPORTING           (7)    SOLE DISPOSITIVE POWER
   PERSON                    0
    WITH       -------------------------------------------------------
                      (8)    SHARED DISPOSITIVE POWER
                             0
        --------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
        --------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES [  ].
        -------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED IN AMOUNT IN ROW 9
        0
        -------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
        -------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO. 059790105                 13G                        Page 7 of 9 Pages

Item 1(a)      Name of Issuer
               BancWest Corporation

Items 1(b)     Address of Issuer's Principal Executive Offices.
               999 Bishop Street
               Honolulu, Hawaii 96813

Item 2(a)      Names of Person Filing

               1.     Estate of Samuel Mills Damon, Deceased
               2.     David M. Haig
               3.     Fred C. Weyand
               4.     Paul Mullin Ganley
               5.     Walter A. Dods, Jr.

Item 2(b)      Address of Principal Business office or, if none, Residence

               1.     999 Bishop Street, Suite 2800, Honolulu, Hawaii 96813
               2.     999 Bishop Street, Suite 2800, Honolulu, Hawaii 96813
               3.     999 Bishop Street, Suite 2800, Honolulu, Hawaii 96813
               4.     999 Bishop Street, Suite 2800, Honolulu, Hawaii 96813
               5.     999 Bishop Street, 29th Floor, Honolulu, Hawaii 96813

Item 2(c)      Citizenship

               1.     Hawaii
               2.     United States
               3.     United States
               4.     United States
               5.     United States

Item 2(d)      Title of Class of Securities

               Common Stock, Par Value $1.00

Item 2(e)      CUSIP Number.

               059790105

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d- 2(b), check whether the person filing is a:

        (a).   [ ]   Broker or Dealer registered under Section 15 of the Act
        (b).   [ ]   Bank as defined in section 3(a)(6) of the Act
        (c).   [ ]   Insurance company as defined in section 3(a)(19) of the Act
        (d).   [ ]   Investment Company registered under section 8 of the
                     Investment Advisors Act of 1940
        (e)    [ ]   Investment Advisor registered under section 203 of the
                     Investment Advisors Act of 1940
        (f)    [ ]   Employee Benefit Plan, Pension Fund which is subject  to
                     the provisions of the Employee Retirement Income Security
                     Act of 1974 or Endowment Fund; see
                     Rule 240.13d-1(b)(1)(ii)(F)
        (g)    [ ]   Parent Holding Company, in accordance with Rule 240.13d-
                     1(b)(ii)(G) (Note:  See Item 7)
        (h)    [ ]   Group, in accordance with Rule 240.13d-1(b)(1)(ii)(H)


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CUSIP NO. 059790105                 13G                   Page 8 of 9 Pages

Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)     Amount Beneficially Owned: 0
(b)     Percent of Class:  0
(c)     Number of shares as to which such person has:

(i)     sole power to vote or to direct the vote: 0

(ii)    shared power to vote or to direct the vote: 0

(iii)   sole power to dispose or to direct the disposition of: 0

(iv)    shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Not Applicable

CUSIP NO. 059790105                 13G                   Page 9 of 9 Pages

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of dissolution of Group.

         Not applicable

Item 10. Certification.

         Not applicable

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 28, 2002


ESTATE OF SAMUEL MILLS DAMON, DECEASED


By   /s/ DAVID M. HAIG
  -------------------------------------
        David M. Haig, Trustee


By  /s/ FRED C. WEYAND
  -------------------------------------
        Fred C. Weyand, Trustee


By  /s/ PAUL MULLIN GANLEY
  -------------------------------------
        Paul Mullin Ganley, Trustee


By  /s/ WALTER A. DODS, JR.
  -------------------------------------
        Walter A. Dods, Jr., Trustee

/s/ DAVID M. HAIG
--------------------------------------
David M. Haig

/s/ FRED C. WEYAND
--------------------------------------
Fred C. Weyand

/s/ PAUL MULLIN GANLEY
--------------------------------------
Paul Mullin Ganley

/s/ WALTER A. DODS, JR.
----------------------------------
Walter A. Dods, Jr.